Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements and schedules of UnitedHealth Group 401(k) Savings Plan dated June 18, 2019, appearing in the Annual Report on Form 11-K of UnitedHealth Group 401(k) Savings Plan for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, MN
June 18, 2019